EXCLUSIVE LICENSE AND SALES AGREEMENT

THIS EXCLUSIVE LICENSE AND SALES AGREEMENT (“Agreement”) is made and entered into as of February 24, 2009 (the “Effective Date”), by and between Zevotek, Inc., a Delaware corporation located at134 Cedar Street, Nutley, NJ 07110 (“Licensee”), Jason Ryu, an individual residing at 547A Orchard Avenue, Palisades Park, New Jersey (collectively, “Licensor”).

RECITALS

A.          Licensor is the owner of the Licensed Intellectual Property (as defined below).

B.           On May 22, 2007, Licensor and Licensee entered into that certain License and Supply Agreement (the “Original Agreement”) pursuant to which Licensor granted Licensee an exclusive, commercial license to market, distribute, sell and manufacture the Ionic Bulb Product and the patents underlying the Ionic Bulb Product set forth under the term “Ionic Bulb Patents” on Exhibit A hereto (the “Ionic Bulb Patents”) which Original Agreement currently continues on a non-exclusive basis.

C.           Licensor and Licensee wish to renegotiate the Original Agreement to amongst other things, reclaim the license for the Ionic Bulb Products on an exclusive basis.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.           Definitions.

1.1           “Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

1.2           “Change of Control” means (a) the sale, leasing, licensing (on an exclusive basis) or otherwise disposing of all or substantially all of the assets of the Licensee or of any subsidiary of the Licensee (other than the leasing or licensing of assets or technologies to an Affiliate of the Licensee), (b) the consolidation or merger of the Licensee or any subsidiary of the Licensee with any other corporation or entity, or the consolidation or merger of any other corporation or entity into the Licensee or any subsidiary of the Licensee, (c) the approval by the shareholders of the Licensee of any plan or proposal for the liquidation or dissolution of the Licensee, or (d) the acquisition by any person or entity of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50 percent of the combined voting power of the Licensee’s securities ordinarily having the right to vote at elections of directors (other than the current “beneficial owners” of the outstanding securities of the Licensee).

1.3           “Consulting Term” has the meaning set forth in Section 7.3.2.

1.4           “Licensed Intellectual Property” means all of the Licensor’s right, title and interest in and to all of the Licensed Patents and Licensed Trademarks, all knowledge, information, know-how, discoveries, procedures, devices, techniques, programs, inventions, creations, methods, formulas, software, designs, drawings, works of authorship or other technical information related to such Licensed Patents and Licensed Trademarks which has been developed by or on behalf of Licensor as of the date of this Agreement.

1.5           “Licensed Patents” means those patents, patent applications, letters patent and like protections of the United States or any other countries Patents as set forth on Exhibit A, including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

1.6           “Licensed Products” means any product, service, component and/or tool of a system of products, sold, licensed, rented, leased, or otherwise offered by the Licensee (or a sub-licensee) or an Affiliate of the Licensee (or a sub-licensee of such Affiliate), (i) but for this Agreement would be an infringement of any claim of any Licensed Patent, that has neither expired nor been declared invalid by a court from which no appeal has been or can be taken, or (ii) but for this Agreement would be an infringement of any Licensed Trademark.

1.7           “Licensed Trademarks” means those trademarks and service mark rights set forth on Exhibit B, whether or not registered, applications to register and registrations of the same and like protections, and the entire goodwill of the business of the Licensor connected with or symbolized by such trademarks.

1.8           “Losses” has the meaning set forth in Section 9.1.

1.9           “Net Profits means, with respect to sales of the Licensed Products by Ryu or any Sales Associate hired by Ryu, all revenues generated by sales of the Licensed Products less the sum of (i) costs of goods sold and (ii) selling general and administrative expenses (including, without limitation, any and all financing costs, legal expenses and other promotional and marketing expenses, including press releases).

1.10         “Sales Associate” has the meaning set forth in Section 7.3.5.

1.11         “Zevotek Bankruptcy Event” occurs if Zevotek  becomes the subject of a voluntary or involuntary proceeding or appointment under any bankruptcy, insolvency, receivership, liquidation, general assignment, custodian, trusteeship or similar law or rule, and such proceeding is not withdrawn or abandoned within 90 days,

2.           License Grant.

2.1           License.

 2.1.1           Licensor grants to Licensee, upon and subject to the terms and conditions of this Agreement, for the Term of this Agreement, a worldwide, exclusive license (the “License”) to manufacture, have manufactured, market, use, sell, distribute and advertise Licensed Products.

 2.1.2           If either (a) the Licensee fails to file its quarterly and annual reports by the due date for such report (including, if applicable, any extensions permitted under Rule 12b-25 of the Securities Exchange Act of 1934, as amended) or (b) the Licensee’s Common Stock (as defined in Section 3.1 below) is not quoted on the OTCBB on or before February 14, 2010, then the License shall (unless Licensee exercises the Option set forth under Section 3.2 below) continue on a non-exclusive basis

2.2           Sub-License. Licensee shall have the right to grant sublicenses with respect to the Licensed Products upon written approval by Licensor, which written approval shall not be unreasonably withheld.

3.	License Fees.

3.1           In consideration of the license which Licensor has granted, Licensee shall issue fifty million (50,000,000) shares (the “Shares”) of the Licensee’s common stock, par value $0.00001 per share (“Common Stock”) in the name of Jason Ryu (“Ryu)  The Shares shall fully vest immediately with Ryu as of the effective date of this Agreement and the certificates representing theses Shares should bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”).  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION OF THE ISSUER’S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT.

3.2           If, pursuant to 2.1.2 the License is to be converted from exclusive to non-exclusive, the Licensee, at it option (the “Option”), may issue to Ryu an additional amount of shares of Common Stock equal to $90,000 (based upon the average of the closing prices for the Company’s Common Stock on the 10 days preceding notice by the Company of its option under this Section 3.2), the exercise of such Option shall cause the License to continue on an exclusive basis

4.           Term and Termination.

4.1           Term.  The term of this Agreement and the license granted hereunder (the “Term”) shall continue in full force from the Effective Date and thereafter from year to year unless earlier terminated pursuant to Section 4.2 hereof.

4.2           Termination. This Agreement may only be terminated as follows:

 4.2.1           by mutual consent of all parties;

 4.2.2           in the event of a material breach of this Agreement, by the non-breaching party if (a) such non-breaching party has given notice of the material breach to the breaching party, and (b) the breaching party has not cured the material breach within thirty (30) days after the notice has been sent; provided, however, that the parties agree that any breach of Section 7.3 shall not be sufficient to terminate the License granted under Section 2.1 above; or

4.2.3            in the event of a Zevotek Bankruptcy Event.

5.           Licensor Representations and Warranties.

5.1           Organization, Standing, Etc.  Ryu has the requisite power and authority to own, lease or operate the Licensed Intellectual Property.

5.2           Corporate Acts and Proceedings.  This Agreement has been duly authorized by all necessary action on behalf of the Licensor, has been duly executed and delivered, is a valid and binding agreement on the part of the Licensor and is enforceable against the Licensor in accordance with its terms.

5.3           Compliance with Applicable Laws and Other Instruments.  Neither the execution nor delivery of, nor the performance of or compliance with, this Agreement nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or passage of time, result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any of the Licensed Intellectual Property pursuant to, any agreement or other instrument to which the Licensor is a party or by which it or any of the Licensed Intellectual Property is bound or affected.  The Licensor is not subject to any restriction that would prohibit it from entering into or performing its obligations under this Agreement.

5.4           Patents and Other Intangible Rights.

5.4.1            Licensor is the sole owner of and owns all right, title and interest in and to the Licensed Intellectual Property and has the sole, exclusive and unencumbered right to license the Licensed Intellectual Property.

5.4.2            Neither the Licensed Intellectual Property, the use thereof, nor the manufacture, marketing, use, sale, distribution, or advertisement of Licensed Products infringe upon or otherwise act adversely to any patent right, trademark right, common law, proprietary or other right of another or require the consent of any third party.

5.4.3            Licensor has made no assignment of the Licensed Intellectual Property to a party other than Licensee and is under no obligation to make any assignment of the Licensed Intellectual Property therefor to any other party.

5.4.4            Licensor is not aware of any prior art which would preclude the issuance of any pending patent application which is part of the Licensed Intellectual Property.  Each of the patent applications which are part of the Licensed Intellectual Property was properly filed and is being diligently prosecuted, and none of these patent applications is under final rejection.  There are no interferences, oppositions, or inventorship challenges pending or contemplated with respect to any patents or patent applications that are part of the Licensed Intellectual Property.

5.5           Access to Information.  Ryu represents that he has been given full and complete access to the Licensee for the purpose of obtaining such information as  Ryu or his qualified representative has reasonably requested in connection with the decision to accept Common Stock under this Agreement.  Ryu represents that he has reviewed copies of the reports filed by the Licensee with the Securities and Exchange Commission.  Ryu represents that he has been afforded the opportunity to ask questions of the officers of the Licensee regarding its business prospects and the Common Stock, all as Ryu or Ryu’s qualified representative have found necessary to make an informed investment regarding the Common Stock.

5.6          Restricted Securities.

5.6.1            Ryu has been advised that the Shares and the Incentive Shares have not been registered under the Securities Act or any other applicable securities laws and that Shares and the Incentive Shares are being offered and sold pursuant to Section 4(2) of the Securities Act, and that the Licensee’s reliance upon Section 4(2) is predicated in part on Ryu’s representations as contained herein.  Ryu acknowledges that the Shares and the Incentive Shares will be issued as “restricted securities” as defined by Rule 144 promulgated pursuant to the Securities Act.  The Shares and the Incentive Shares may not be resold in the absence of an effective registration thereof under the Securities Act and applicable state securities laws unless, in the opinion of the Licensee’s counsel, an applicable exemption from registration is available.

5.6.2            Ryu represents that he is acquiring the Shares and the Incentive Shares for his own account, and not as nominee or agent, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act, in a manner which would require registration under the Securities Act or any state securities laws.

5.6.3            Ryu acknowledges that an investment in the Shares and the Incentive Shares is not liquid and is transferable only under limited conditions.  Ryu acknowledges that such securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  Ryu is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of restricted securities subject to the satisfaction of certain conditions and that such Rule is not now available and, in the future, may not become available for resale of any of the Shares and the Incentive Shares.

5.7          Sophistication and Ability to Bear Risk of Loss. Ryu acknowledges that he is able to protect his interests in connection with the acquisition of the Shares and the Incentive Shares can bear the economic risk of investment in such securities without producing a material adverse change in Ryu’s financial condition.  Ryu, either alone or with the Ryu’s representative(s), otherwise has such knowledge and experience in financial or business matters that Ryu is capable of evaluating the merits and risks of the investment in the Shares and the Incentive Shares.

5.8          Preexisting Relationship. Ryu has a preexisting personal or business relationship with the Licensee, one or more of its officers, directors or controlling persons.

6.           Licensee Representations and Warranties.

6.1          Organization, Standing, Etc.  The Licensee is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own, lease or operate its properties and to carry on its business as it is now being conducted and as it is presently proposed to be conducted.

6.2          Corporate Acts and Proceedings.  This Agreement has been duly authorized by all necessary action on behalf of the Licensee, has been duly executed and delivered, is a valid and binding agreement on the part of the Licensee and is enforceable against the Licensee in accordance with its terms.

6.3          Compliance with Applicable Laws and Other Instruments.  Neither the execution nor delivery of, nor the performance of or compliance with, this Agreement nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or passage of time, result in any breach of, or constitute a default under any agreement or other instrument to which the Licensee is a party, and will not violate its articles of incorporation, bylaws, or any other of its governing documents.  The Licensee is not subject to any restriction which would prohibit it from entering into or performing its obligations under this Agreement.

6.4          Valid Issuance of Shares.  The shares of Common Stock that are being issued to the Ryu hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer, other than restrictions on transfer under this Agreement and under applicable federal and state securities laws, will be free of all other liens and adverse claims.

                7.           Covenants.

7.1          Confidentiality.  The parties realize that some information received by one party from the other pursuant to this Agreement may be confidential.  It is therefore agreed that any information received by one party from the other, and clearly designated in writing as “CONFIDENTIAL,” shall not be disclosed by the receiving party to any third party and shall not be used by the receiving party for purposes other than those contemplated by this Agreement, including but not limited to the use of the Licensed Intellectual Property, for the term of this Agreement and for a period of five (5) years thereafter, unless, or until:

7.1.1            said information shall become publicly known through no fault of the receiving party, or

7.1.2            said information was already in the receiving party’s possession prior to the disclosure of said information to the receiving party, or

7.1.3            said information shall be subsequently disclosed to the receiving party by a third party who is not under any obligation of confidentiality to the disclosing party, or

7.1.4            said information is independently developed by the receiving party.

It is to be understood that specific information that has been disclosed to the receiving party shall not be deemed to be available to the public or in the receiving party’s prior possession merely because it was embraced by more general information available to the public or in the prior possession of the receiving party.  All information deemed Confidential will be marked “Confidential.”  All oral exchanges of Confidential Information shall be reduced to writing within 30 days of disclosure by the disclosing party, marked “Confidential” and a copy provided to the receiving party.

7.2          Non-Competition.

7.2.1            During the Term of this Agreement, Licensor shall not, and shall cause all of its Affiliates not to, engage directly or indirectly in the manufacture, marketing, use, sale, distribution or advertisement of any Licensed Products, except as specifically set forth in this Agreement.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.2 is invalid or unenforceable, the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

7.2.3            Licensee agrees that nothing herein shall give to Licensee any right, title, or interest in the Licensed Trademarks except the right to use the Licensed Trademarks in accordance with the terms of this Agreement, and that the Licensed Trademarks are the sole property of the Licensor.

7.2.4            Licensee agrees not to raise or cause to be raised any questions, concerns, or objections to the validity of the Licensed Trademarks or to the right of the Licensee thereto on any grounds whatsoever.

7.3          Sales Arrangement.

7.3.1            The Licensee agrees to retain Ryu, and Ryu agrees to serve, as a non-exclusive independent contractor sales representative so as to obtain purchase orders for the Licensed Products on behalf of Licensee, subject to the terms and conditions set forth in this Section 7.3.  It is understood and agreed that all payments for sales of Licensed Products is to be remitted directly from any purchaser of such products directly to the Licensee and Ryu and any Sales Associate hired by him hereby agree to direct any and all customers of such payment terms.  In the event that Ryu or any Sales Associate receives payment for any sale of Licensed Product, they hereby agree to transfer such payment directly to the Licensee without any deductions.

7.3.2            Ryu shall provide sales representative services to the Licensee as requested from time to time by the Licensee from the date of this Agreement until February 28, 2010 (the “Consulting Term”); provided, however, that the term will be extended automatically for successive 12 month periods unless either party sends written notice to the other that such party does not want it renewed at least 30 days before the end of any term.

7.3.3            In consideration for his consulting services, Licensee shall issue Ryu a certificate for 750,000 shares of Common Stock for each $100,000 in gross sales of the Licensed Product by Ryu (or any Sales Associate hired by him) on or before February 28, 2010 up to a maximum of 75,000,000 shares of Common Stock (collectively, the “Incentive Shares”).  The Incentive Shares shall not vest unless Ryu (or any Sales Associate hired by him) shall have collectively procured gross sales of $5,000,000 for the Licensed Products on or before February 28, 2010 (the “Target”).  If Ryu fails to achieve the Target, such Incentive Shares shall be null and void and of no further force and effect.  Ryu understands and agrees that he will not receive credit towards the Target for any returns, cancellations, and such other events as require Licensee to make a payment back to the merchant and/or accept an offset to other payments that Licensee receives from that merchant (“Buybacks”).  In the event that Licensee receives notice of any Buybacks after February 28, 2010, Licensee shall have the right to rescind the issuance of the Incentive Shares and place a stop-transfer order with the Licensee’s transfer agent with respect to the certificate representing the Incentive Shares.  In the event that Ryu has disposed of any of the Incentive Shares prior to such date, Ryu shall purchase in the open market the number of shares of the Licensee’s common stock so disposed and return such shares to the Licensee along with any Incentive Shares not so disposed, for cancellation..  Each certificate representing these Incentive Shares should bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”).  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION OF THE ISSUER’S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN EXCLUSIVE LICENSE AND SALES AGREEMENT DATED FEBRUARY 24, 2009 BY AND AMONG ZEVOTEK, INC. AND JASON RYU.

7.3.4            Ryu also agrees to establish, negotiate and execute a distribution agreement with National Express (or a similar national distributor acceptable to Licensee) for distribution of the Licensed Products (the ‘Distribution Agreement”).  As consideration for consummation of the Distribution Agreement Licensee agrees (within 7 days after receipt by Licensee of a fully executed and enforceable Distribution Agreement) to issue Ryu a certificate for 10,000,000 shares of Common Stock.  As soon as practicable, following the execution of this Agreement, the Licensee will set aside, out of its existing stock compensation plan(s), the shares to be issued under this Section 7.3.4 and register such shares on a Form S-8 or other applicable registration statement, which the Licensee agrees to file, if not already filed, with the Securities and Exchange Commission (the “Commission”) as soon as practicable after the date hereof.

7.3.5            Licensee agrees to pay a commission to Ryu at the rate 50% of all Net Profits recognized by Licensee on sales of the Licensed Products made by Ryu (or Sales Associates hired by Ryu) on behalf of Licensee during the period of this Agreement (the “Commissions”).  All Commissions that Ryu earns are subject to subsequent adjustment for any Buybacks on Licensed Products sold by Ryu or Sales Associates, if any.  Such adjustments can be applied at any time by Licensee at its sole discretion  Licensee will reimburse Ryu in accordance with its normal reimbursement policy for reasonable travel and other expenses incurred at the Licensee’s request in carrying out the Ryu’s duties under this Agreement.  Reimbursement for approved expenses will be made within ten (10) days of receipt from Ryu of an itemized expense report.

7.3.6            Within thirty (30) days of the last day of each quarter, Licensee will calculate the Commissions that it owes Ryu, provide Ryu with a statement regarding same and make payment of said commissions.  In the event that, as a result of adjustments, Ryu owes Licensee a payment at the end of any month, Licensee shall have the option of either (a) carrying such negative balance to the following month and offsetting it against income in the following month, or (b) providing Ryu with a bill requiring Ryu to pay Licensee the amount of such negative balance within ten (10) days of receipt of the bill

7.3.7            Ryu may engage one or more agents to directly sell the Licensed Products (each a “Sales Associate”); provided that such Sales Associates agree to be bound by the terms and conditions of this Agreement.  Licensee shall have the right to approve (which approval show not be unreasonably withheld, conditioned or delayed) all Sales Associates.  It is understood and agreed that Ryu shall be responsible for any and all compensation and any other amount due any Sales Associate and Licensee shall have no monetary or other obligations with respect to any activities of such Sales Associates.

7.3.8            Ryu shall keep, and shall contractually obligate its Affiliates (including Sales Associates) to keep, complete and accurate records of the latest three (3) years relating to sales of Licensed Products and all information relevant under this Section 7.3.  Licensee shall have the right annually (and, reasonably, at other times), at its expense, to retain an independent certified public accountant selected by it and reasonably acceptable to the Ryu, to review Ryu’s records in the location(s) where such records are maintained by the Ryu or its affiliates upon reasonable notice and during regular business hours.  Such representatives shall disclose to Licensee their conclusions regarding the accuracy of Commissions and of records related thereto.  The right to audit any Commission report shall extend for three (3) years from the receipt of each Commission report.

7.3.9            Ryu (and any Sales Associates) shall provide the services under this Section 7.4 as an independent contractor of the Licensee and not as an employee. Ryu declares and covenants for himself and any Sales Associates that Ryu is engaged in an independent business, that the commissions received from Licensee are not the only income source for such business and has complied and will comply with all federal, state and local laws relating to business permits and licenses of any kind that may be required to carry out the business and tasks to be performed by Ryu under this Agreement.  Ryu is not required by Licensee to incur any costs or expenses pursuant to this Agreement.  If Ryu does incur costs and expenses, such as premiums for insurance of any kind, hiring assistants, or local, state and federal taxes due and/or relating to income received by Ryu from Licensee, Ryu agrees to pay them, and not seek reimbursement from Licensee.  No payment or withholding of any federal, state, local, city or other payroll or employment taxes, including but not limited to FICA, state and federal income taxes, FUTA, state disability insurance taxes, and state unemployment insurance taxes relating to income received by Ryu from Licensee will be made by Licensee.  Ryu agrees to indemnify and hold Licenssee harmless should a claim related to his expenses, insurance or the lack thereof and/or local, state or federal taxes be made by anyone, including any governmental authority

7.3.10         Licensee retains the right to control the sales and promotion activities to insure that they are consistent with the best interests of Licensee.  Licensee retains the right to establish policies to enhance business and/or customer relations for both Ryu and Licensee and to establish other business procedures consistent with these goals and Ryu agrees to pursue these procedures and policies to the best of Ryu's ability.

7.3.11         No worker's compensation insurance has been or will be obtained by Licensee on account of Ryu or any Sales Associate.  Ryu is not entitled to receive and will not receive benefits that employees of Licensee may or may not receive such as medical insurance, life insurance, paid vacation or holidays, pension or profit-sharing benefits, deferred compensation or any other similar benefits.

7.3.12         In connection with the sale of the Licensed Products, Ryu (for himself and any Sales Associate) represents, warrants, and agrees as follows:

7.3.12.1      to provide the Licensee with monthly nonbinding good-faith forecasts of its anticipated requirements and shipping dates for the three (3) month period following each forecast (or, if shorter, the remaining term of this Agreement);

7.3.12.2      to use his best efforts to successfully market (including, without limitation, production and broadcasting of infomercials relating to the Licensed Products), distribute, and support the Licensed Products on a continuing basis and to comply with good business practices and all laws and regulations relevant to this Agreement or the subject matter hereof.  In his efforts, Ryu will (1) use the then-current names used by the Licensee for the Licensed Products (but will not represent or imply that it is the Licensee or is a part of the Licensee); provided that all advertisements and promotional materials shall be subject to prior written approval of the Licensee, which approval shall not be unreasonably withheld, and, provided further, that no other right to use any name or designation is granted by this Agreement; (2) will promptly deliver the Licensed Products to his customers in accordance with good business practice and local custom;

7.3.12.3      has all required registrations, licenses, permits, approvals and authorizations necessary to enter into and carry out its obligations under this Agreement, including those that are required in connection with promoting, marketing, selling and distributing the Licensed Products;

7.3.12.4      will not, during the term of this Agreement, represent any brand competitive with the Licensed Products.

7.3.12.5      timely file all such price schedules and reports as may be prescribed by applicable laws and regulations;

7.3.12.6      to keep the Licensee informed as to any problems encountered with the Licensed Products and any resolutions arrived at for those problems, and to communicate promptly to Licensee any and all modifications, design changes, or improvements of the Licensed Products suggested by any customer, employee, or agent.  Ryu further agrees that Licensee shall have and is hereby assigned any and all right, title, and interest in and to any such suggested modifications, design changes, or improvements of the Product, without the payment of any additional consideration therefor either to Ryu, or its employees, agents or customers.  Ryu will also promptly notify Licensee of any infringement of any trademarks or other proprietary rights relating to the Licensed Products; and

7.3.12.7      to comply with the U.S. Foreign Corrupt Practices Act and all applicable export laws, restrictions, and regulations of any United States or foreign agency or authority and not to export or re-export, or allow the export or re-export of any product, technology, or information it obtains or learns pursuant to this Agreement (or any direct product thereof) in violation of any such laws, restrictions or regulations.  Ryu shall obtain and bear all expenses relating to any necessary licenses and/or exemptions with respect to the export from the U.S. of the Licensed Product to any location in compliance with all applicable laws and regulations prior to delivery thereof by Licensee.

7.3.12.8      Ryu has not been engaged to perform, nor will Ryu perform, any services in connection with capital raising transactions for the Licensee or services that will promote the market for the Common Stock.  It is mutually understood and agreed that any fees for the services provided by Ryu, which result in some benefit for the Licensee in connection with a capital raising transaction or that promote the market for the Common Stock, shall be negotiated separately from this Agreement.

7.3.12.9      Ryu will provide the services under this Section 7.3 to the Licensee, and such services will be bona fide services to the Company.

7.3.12.9      Ryu will not act as a conduit for distributing the any shares of Common Stock issued pursuant to this Agreement to the general public.

7.3.12.10    Neither the Licensee nor any affiliate (as defined in the Securities Act of 1933, as amended) has directed, instructed, or caused Ryu to resell the shares of Common Stock in the public market, and Ryu will refuse any such direction or request.

7.3.12.11    Licensee will not directly or indirectly receive a percentage of the proceeds from the resale of the shares of Common Stock by Ryu

7.4          Manufacturing.

7.4.1           Licensor will be responsible for manufacturing and supplying all Licensed Product required for sales thereof.  Licensor authorizes Licensee to deal directly with Licensor’s manufacturers of the Licensed Products and agrees to provide Licensee with introductions to Licensor’s manufacturers of the Licensed Products.

7.4.2           Should Licensee desire to utilize a third party manufacturer for the Licensed Products, Licensor agrees to supply all design and manufacturing specifications to Licensee.

7.5           Use of Name.  All Licensed Products for which Licensee delivers an Acceptance Notice shall be marketed and sold under the “Zevotek” name.

8.           Patents and Trademarks.

8.1          Cost of Patent Prosecution and Maintenance.  The Licensor shall pay all future costs incident to the United States and foreign applications, patents, trademarks and like protection for the Licensed Patents and the Licensed Trademarks, including all costs to be incurred in the future for filing, prosecution, issuance and maintenance fees as well as any costs incurred in filing continuations, continuations-in-part, divisionals or related applications and any re-examinations or reissue proceedings.

8.2           Patent and Trademark Prosecution.  The Licensor, by counsel it selects to whom the Licensee has no reasonable objection, in consultation with the Licensee and/or with counsel appointed by the Licensor, may prepare, file, prosecute, and maintain all Licensed Patents and Licensed Trademarks (including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same) in Licensor’s name and in countries designated by the Licensee.  Licensor and Licensee shall use their best efforts to establish the broadest possible patent and trademark coverage for the Licensed Products.

8.3          Proceedings.

8.3.1           Licensor and Licensee shall promptly notify the other if it knows or has reason to believe that rights to any Licensed Intellectual Property are being infringed or misappropriated by a third party or that such infringement or misappropriation is threatened.

8.3.2           Unless Licensor, within fifteen (15) days either receiving or giving notice pursuant to Section 8.3.1, either coordinates with Licensee to cause such infringement to terminate without resort to the initiation of a legal proceeding or initiate legal proceedings in its own name against the infringer, Licensee may, in its sole discretion upon notice to Licensor, initiate legal proceedings against the infringer at Licensee’s expense but on behalf and if required by law to pursue such legal proceedings in the name of Licensor.  Any recovery in such proceedings initiated or carried on by either party shall first be used to reimburse the party initiating or carrying on such proceedings for reasonable costs and legal fees incurred to conduct such proceedings.  The balance shall be treated as Net Sales of Licensed Products under this Agreement, except that any amount of the balance attributable to damages other than actual damages shall be allocated to the Licensee.  In no event shall Licensor settle any potential or actual infringement action without the prior written consent of the Licensee.

8.3.3           If one party shall initiate or carry on legal proceedings to enforce any Licensed Intellectual Property against an alleged infringer, the other party shall use its best efforts to cooperate fully with any shall supply all assistance reasonably requested by the party initiating or carrying on such proceedings.  The party that institutes any proceeding to protect or enforce a Licensed Patent shall have sole control of that proceeding, shall bear the reasonable expenses incurred by said other party in providing such assistance and cooperation as is requested pursuant to this paragraph, and shall provide the other party with copies of all papers served and decisions rendered in the proceeding.

9.	Indemnification.

9.1           Indemnification by Licensor.  Licensor shall indemnify and hold Licensee harmless from and against any and all claims, actions, liabilities, losses, damages and expenses (“Losses”) incurred by Licensee in connection with any claims, actions or liabilities arising out of or related to any breaches of representations, warranties, covenants or any other commitments given by Licensor (or any Sales Associate) in this Agreement, including, but not limited to, any claim that the Licensee’s performance of this Agreement constitutes an infringement of the intellectual property rights of a third party.  Licensee will promptly notify Licensor within a reasonable time after it becomes aware of any claim, action or proceeding that may be subject to indemnification pursuant to this Section and will cooperate with and authorize Licensor to carry out the management and defense of such claim, action or proceeding.  Licensor agrees that Licensee may participate and choose counsel of its own selection to defend and/or appeal the claim or action on behalf of Licensee and shall pay any settlement amount or judgment agreed to by or awarded against Licensee.  Licensee will not compromise or settle any claim, action or proceeding subject to indemnification pursuant to this Article without the prior written approval of Licensor.  Section 9.1 shall survive expiration or other termination, for any reason whatsoever, of this Agreement.

9.2           Indemnification by Licensee.  Licensee shall indemnify and hold harmless Licensor from and against any and all Losses incurred by Licensor in connection with any claims, actions or liabilities arising out of or related to the use of the Licensed Intellectual Property by Licensee, except for any claim of infringement of the intellectual property rights of a third party; Licensor will promptly notify Licensee within a reasonable time after it becomes aware of any claim, action or proceeding that may be subject to indemnification pursuant to this Section and will cooperate with and authorize Licensee to carry out the management and defense of such claim, action or proceeding.  Licensee agrees that Licensor may participate and choose counsel of its own selection to defend and/or appeal the claim or action on behalf of Licensor and shall pay any settlement amount or judgment agreed to by or awarded against Licensor.  Licensor will not compromise or settle any claim, action or proceeding subject to indemnification pursuant to this Article without the prior written approval of Licensee.  Section 9.2 shall survive expiration or other termination, for any reason whatsoever, of this Agreement.

10.         Miscellaneous.

10.1        Amendments.  Any term or provision of this Agreement may only be amended by a writing signed by Licensor and Licensee.

10.2        Severability.  Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

10.3        Assignment.  Neither this Agreement nor any interest hereunder shall be assignable by either party, nor shall either party undergo a Change of Control, without the prior written consent or agreement of the other party; provided, however, that in the event of a Licensee Change of Control, Ryu agrees that such consent or agreement shall not be unreasonably withheld.  In addition, it is understood and agreed that a party shall have the unrestricted right to assign, license, sell or otherwise transfer this Agreement, in whole or in part, to an Affiliate of such party at its sole discretion.  This Agreement shall inure to the benefit of and shall be binding upon each party’s successors and permitted assigns, and shall be deemed to include the names of each party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.

10.4           Notice.  All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered, or sent by facsimile transmission, or mailed first-class postage prepaid, registered or certified mail, as follows:

10.4.1 to Licensor:

Jason Ryu
547A Orchard Avenue
Palisades Park, New Jersey
Tel:  (201) 424-0797
Fax:

with a copy (which shall not constitute notice to Licensor) to:

Kenneth M. Bushell
6132 Riverside Avenue
Bronx, NY 10471
Tel:  (718) 549-9000
Fax:  (718) 601-8225

10.4.2 to Licensee:

Zevotek, Inc.
134 Cedar Street
Nutley, NJ 07110
Attn: President
Tel:  (201) 394-8684
Fax:

with a copy (which shall not constitute notice to Licensee) to:

Indeglia & Carney, P.C.
1900 Main Street, Suite 125
Irvine, CA 92614
Attn:  Marc A. Indeglia
Tel:  (949) 679-9545
Fax:  (949) 851-5940

and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given if delivered personally, or, if sent by mail delivery service or facsimile, when received.  Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

10.5        Governing Law.  This Agreement shall be governed by and construed in accordance with, the laws of the State of New Jersey without regard to its principles of conflicts of laws.

10.6        Jurisdiction; Waiver of Jury Trial.  In the event of any dispute which arises out of or relates to this Agreement, the parties agree to negotiate in good faith for a period of thirty (30) days to resolve any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof (a “Dispute”).  If the parties cannot timely resolve the Dispute, the parties agree that it will be resolved in an action or proceeding brought in the state or federal courts of the State of New Jersey, County of Essex and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  The parties hereto each waive any claim that such jurisdiction is not a convenient forum for any such action; provided, however, that each party reserves the right to seek to remove the action or proceeding from the state court to the federal court in such jurisdiction or vice versa.  Each party waives the right to a jury trial.

10.7        Attorney’s Fees.  Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees and expert costs to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal).  The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.  A party not entitled to recover its costs shall not be entitled to recover attorneys’ fees.

10.8        Headings.  The headings in this Agreement are for convenience only and are not intended to have any legal effect.

10.9        Waiver. A failure by any party hereto to exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times.

10.10      Entire Agreement.  This Agreement, the schedules hereto, the documents referenced herein and the exhibits thereto, constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements (including the Original Agreement) or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto and thereto.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.  Licensor understands and agrees that it is not entitled to any fees, compensation or any other form of payment under Original Agreement, any consulting arrangement or other agreement entered into prior to the date hereof.

10.11      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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This Agreement is hereby executed as of the date first written above.

LICENSOR:	RYU

Jason Ryu

LICENSEE:	ZEVOTEK, INC.

By:
Adam Engel, President

(Signature Page to Exclusive License and Sales Agreement)

EXHIBIT A

LICENSED PATENTS

Ionic Bulb Patents

U.S. Patent US2006/0078460
International Patent PCT/KR2005/002997
Korea Patent KR 10-2004-74598

A-1

EXHIBIT B

LICENSED TRADEMARKS

1.    “Ionic Bulb” – United States Trademark Registration No. ___________

C-1